Exhibit 99.1

Frontier Communications

3 High Ridge Park

Stamford, CT 06905

203.614.5600

www.frontier.com

Frontier Communications Enters into New $350 Million Term Loan Agreement and Extends $750 Million Revolving Credit Facility

STAMFORD, Conn., June 2, 2014 -- Frontier Communications Corporation (NASDAQ: FTR) announced today that it has entered into a new $350 million senior unsecured delayed draw term loan facility with CoBank, ACB, as administrative agent, lead arranger and a lender.  The loan will be drawn upon closing of the Company’s acquisition of AT&T Inc.’s wireline business, statewide fiber network, and U-verse video and satellite TV customers in Connecticut, which is expected in the fourth quarter of 2014.  The proceeds of the term loans will be used to partially finance the acquisition.

The Company has also entered into a new $750.0 million revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the joint lead arrangers, joint bookrunners, syndication agent and joint documentation agents named therein.  The revolving credit facility is scheduled to mature on May 31, 2018.  The facility replaces the Company’s existing revolving credit facility, which was scheduled to mature on November 3, 2016.

“This is a very positive arrangement that provides financing for our pending acquisition on favorable terms and rates,” said John Jureller, Executive Vice President and Chief Financial Officer of Frontier.   He added, “Our banks recognize our plans to capture the growth available through the Connecticut acquisition, and we appreciate the support of our existing and new relationship banks.    As we’ve previously indicated, we expect to be in the public markets in the second or third quarter of 2014 for the remainder of the acquisition’s permanent financing in substitution of the previously committed bridge loan financing.”    John Gianukakis, Vice President and Treasurer of Frontier, noted  “The extension of the revolving credit facility provides ‘rainy-day’ liquidity for Frontier for years to come.  We appreciate the continued long-term confidence and support demonstrated by our bank group.”

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) offers broadband,  voice, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for residential customers, small businesses and home offices and advanced communications for medium and large businesses in 27 states.  Frontier’s approximately 13,700 employees are based entirely in the United States.  More information is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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